                     EMPLOYMENT AGREEMENT
           dated as of September 1, 2001 by and between
                    Alfa International Corp.
           a New Jersey Corporation, with its address at
                     107 Industrial Drive
             Jersey City, New Jersey  (the "Company")
                            and
               Charles P. Kuczynski (the "Employee")
                     (the "Agreement")


RECITALS:

A. The Company desires to secure the services of Employee, and Employee desires to furnish services to the Company, on the terms and conditions set forth in this Agreement.

B. Employee and the Company acknowledge that the Company is a publicly held New Jersey corporation with two wholly owned subsidiaries: Ty-Breakers Corp. ("Ty-Breakers") and Contact Sports, Inc. ("Contact").

C. This Agreement supercedes and replaces that certain employment agreement dated as of August 1, 1997 by and between Employee and the Company.

AGREEMENT:

     In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

     1. Employment Term. The Company agrees to employ Employee, and Employee agrees to enter the Company's employment, for the period beginning September 1, 2001 (the "Commencement Date") up to and including December 31, 2009 (the "Employment Term"). Employee may terminate this Agreement at any time after two years after the Commencement Date by giving the Company at least sixty days prior written notice. Provided that "Net Sales" (as hereinafter defined) is not at least equal to $1 million for the Company's fiscal year ended 2003, then the Company may at its option, terminate this Agreement at any time thereafter by giving the Employee at least sixty days prior written notice.

     2. Office and Duties. During the Employment Term, the Company shall employ Employee and Employee shall serve as a Vice-President of the Company, of Ty-Breakers and of Contact and as a Director of and Secretary for the Company, Ty-Breakers and Contact. In such capacities, Employee shall exercise all rights and powers of those offices as set forth in the Company's, Ty-Breakers' and Contact's Articles of Incorporation and Bylaws. Employee also shall perform such other duties and exercise such powers as the Company's Chairman or Board of Directors may reasonably require.

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     3. Sole Employment.  During the Employment Term Employee
agrees that his employment by the Company as set forth herein shall be his sole employment and he shall not perform any advisory, or in any other capacity, work for any other individual, firm or company, other than the Company, Ty-Breakers or Contact without the prior written consent of the Company. Employee shall devote all of his business time and attention to the Company's business and affairs during the Employment Term.

     4. Compensation.

          4.1 Salary. In consideration of the services to be rendered by Employee, the Company agrees to pay Employee, and Employee agrees to accept an annual salary of $55,000 during each year of the Employment Term. In no year shall the Company decrease Employee's salary prevailing at the end of the preceding year, but, upon approval of the Board of Directors, the Company may, based on Employee's performance, increase the employee's salary any time during the Employment Term. The Company shall pay Employee's salary in accordance with the Company's regular payroll practices.


          4.2 Sales Commissions. For each of the Company's fiscal years beginning after December 31, 2001 that fall, in whole or in part, within the Employment Term, the Company shall pay Employee sales commissions equal to one-half of one percent (0.5 %) of the Company's total net sales, if any, as determined in accordance with generally accepted accounting principles, ("Net Sales") in such fiscal year, subject only to the limitations set forth in paragraph
4.4 below.

          4.3 Bonus or each of the Company's fiscal years beginning after December 31, 2001 that fall, in whole or in part, within the Employment Term, the Company shall pay Employee an annual bonus equal to two and one-half percent (2.5%) of the Company's earnings before taxes ("EBT"), if any, as determined in accordance with generally accepted accounting principles in such fiscal year, subject only to the limitation set forth in paragraph
4.4 below.

          4.4 Limitations; Payments. No sales commission shall be paid to Employee on any sale for which the Company has not been paid by the customer. If the Company should compromise with any customer and accept less than payment in full for any invoiced amount then the corresponding sales commission shall be proportionately reduced, except that if such compromise results in a reduction equal to or greater than twenty five percent (25%) of the invoice value, then no sales commission shall be paid on such invoice. The total combined amount of sales commissions and bonus paid to Employee in any fiscal year is referred to herein as "Incentive Pay". Incentive Pay may not exceed $500,000 in any fiscal year. If in any fiscal year the calculations used to derive Incentive Pay shall equal a number greater than $500,000, then in

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any such fiscal year, Incentive Pay shall equal $500,000. Within 60 days after the end of each month, the Company shall, subject to the limitations of this paragraph 4.4, pay the sales commissions on paid sales as accrued on the records of the Company as of the end of the month for which such commissions are being paid. Within ten days after receipt by Alfa from its auditors of its fiscal year end certified financial statements, the Company shall, subject to the limitations of this paragraph 4.4, pay Employee the bonus as called for in Section 4.3 hereof. If the Employee's employment by the Company ends prior to the expiration of the Employment Term then Incentive Pay shall be adjusted proportionately to the last day of such employment.


          4.5 Stock Options. The board of directors of the Company has approved the adoption of the "Alfa International Corp. 2001 Stock Option Plan (the "Plan"). In order to become effective the adoption of the Plan must be approved by the shareholders of the Company. The Company will call a meeting of its shareholders within the next six months for the purpose of, among other things, adopting the Plan. Subject to adoption of the Plan as aforesaid, Employee shall, in accordance with the terms and conditions of the Plan, have the option to purchase up to 50,000 shares of the Company's $0.01 par value common stock (the "Alfa Common Stock") during each of the first five years of the Employment Term, at an exercise price equal to $0.25 per share. Employee's right to purchase the aforesaid Alfa Common Stock shall be governed by the terms and conditions of the Plan, all of which are incorporated herein by reference.


          4.6 Stock Grant / Signing Bonus. Concurrent with the signing of this Agreement, Employee shall be granted 200,000 shares of Alfa Common Stock (the "Stock Grant").

     5. Employee Benefits.

          5.1 Insurance. During the Employment Term, the Company shall, in accordance with the then prevailing Company policy, provide Employee with health, disability and life insurance coverage under its group policies, if and when such group policies come into effect.

          5.2 Other Benefits. The Company shall provide Employee with any pension plan that the Company offers any of its executives at any time during the Employment Term. The Company shall offer such pension plan to Employee on the most favorable terms and under the most favorable conditions as such plan is offered to any other Company executive.

     6. Expenses. The Company agrees to pay, or reimburse Employee for, all travel, entertainment and other business expenses incurred or expended by Employee in performing his duties and

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responsibilities on behalf of the Company under this Agreement.
Employee agrees to provide proof of the expenses for which he seeks reimbursement in accordance with the Company's present expense reporting policies.

     7. Vacations. Employee shall be entitled to and shall accrue vacation time at the rate of four weeks per year of the Employment Term. Employee's vacation time shall accumulate from year to year.

     8. Termination of Employment / Agreement.

          8.1 Cause   The Company may terminate Employee's
employment for cause upon thirty days written notice if (i) Employee is convicted, by a court of competent and final jurisdiction, of any crime which constitutes a felony in the jurisdiction involved, (ii) Employee commits any act of fraud against or breaches a fiduciary obligation to the Company, (iii) Employee shall incur any liability on the Company's behalf not in the ordinary course of the Company's business (iv) the representation contained in paragraph 10 of this Agreement is false or (v) Employee fails or refuses in any respect to perform his duties under this Agreement. If, for any reason, the Company terminates Employee's employment without cause, Employee shall be entitled to receive the salary provided for in paragraph 4.1, the Incentive Pay described in paragraphs 4.2, 4.3 and 4.4, the Stock Options described in paragraph 4.5 and the benefits (to the full extent not disallowed by the terms of their contracts) described in paragraph 5 until the end of the Employment Term.

          8.2 Death or Permanent Disability. If, during the Employment Term, Employee shall die or become permanently disabled (as defined in sub paragraph 8.3) his Employment under this Agreement shall terminate. In the event of Employee's death during the Employment Term and in addition to any payments to Employee's beneficiary or estate made with respect to any insurance contracts entered under the terms of this Agreement, the Company shall pay the personal representative of Employee's estate the salary and Incentive Pay provided for in Paragraphs 4.1 through 4.4 through the end of the month after the month in which Employee's death occurs. Thereafter this Agreement will automatically terminate.

          8.3 Disability. If, during the Employment Term, Employee shall become physically or mentally disabled so as to be unable to perform any of his material duties hereunder, he shall nonetheless continue to receive his full salary (but not his Incentive Pay) for a period of six months or any part thereof for any continuous disability, less any amounts received by him from any disability insurance policy then in effect for his benefit. At any time subsequent to the expiration of such six-month period, the Company may cancel this Agreement upon ten days written notice to the Employee.

     No disability shall be deemed to exist until after the

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Employee shall have been unable to perform any of his duties hereunder for a period of thirty consecutive days, but if such disability continues for sixty consecutive days, then the same shall be deemed to have existed from the first day of such disability.

     If the Employee shall have been disabled and shall have returned to work after the end of such disability, any new disability commencing within ninety days of the termination of the prior disability shall be deemed a continuation of the prior disability, and the period of all such disabilities shall be added together to determine the rights of the Employee and the Company hereunder.

     At the end of any temporary disability, Employee shall return to work and this Agreement shall continue as though such disability had not occurred, except where specifically provided to the contrary herein. During any period of disability, Employee shall not receive any allowance for expenses.

     9. Non-Competition Covenant. For a period of one year after the termination (for any reason whatsoever) or expiration of this Agreement, Employee shall not, directly or indirectly, solicit or service any accounts, customers, vendors, suppliers or other persons or entities with which Employee or the Company has done business, negotiated or otherwise had business dealings, at any time during the three years prior to such termination or expiration date. In the event of Employee's actual or threatened breach of provisions of this paragraph, the Company shall be entitled to any injunction restraining Employee therefrom. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Employee.

     10. Representation. Employee, in order to induce the Company to enter into and perform this Agreement, hereby represents and warrants to the Company that he is not a party to any contract, agreement or understanding which prevents or prohibits, or with notice or the passage of time or both, would prevent or prohibit Employee from entering into this Agreement or fully performing all of his obligations hereunder or which would be breached thereby.

     11. Miscellaneous.

          11.1 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the heirs and personal representative of Employee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempt to assign, transfer, pledge, encumber or hypothecate without such consent shall be null and void.

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          11.2 Governing Law.  This Agreement is executed and
delivered in New York. The laws of the state of New York shall govern its validity, interpretation and enforcement.

          11.3 Attorney's Fees. If a dispute arises from this Agreement, the prevailing party shall be entitled to collect its reasonable costs and expenses, including reasonable attorneys' fees, from the losing party.

          11.4 Complete Agreement. This Agreement supersedes any and all prior agreements and understandings, whether written or verbal, between the parties with respect to the Company's employment of Employee and constitutes the complete understanding between the parties with respect to the Company's employment of Employee. No statement, representation, warranty or covenant made by either party with respect to Employee's employment will be binding unless expressly set forth in this Agreement. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties. Recitals A, B and C set forth in the beginning of this Agreement are incorporated herein as if set forth in the body of this Agreement.

           11.5 Counterparts. The parties may execute this Agreement in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          11.6 Headings. The paragraph headings of this Agreement are for convenience of reference only and shall not expand, modify, limit or define the text of this Agreement.

          11.7 Notices. Any notice or other communication required or made under this Agreement shall be in writing and shall be delivered personally, or sent by registered, certified or express mail, postage prepaid, and shall be deemed given when so delivered personally, or, if mailed, two days after the date of mailing, to the recipient at the following address (or to such other address as the recipient may designate by giving written notice):



          To Employee:         Charles P. Kuczynski
                               20 West 13th Street
                               Bayonne, NJ  07002




          To the Company:      Alfa International Corp.
                               107 Industrial Drive
                               Jersey City, NJ  07305
                               Att:  President


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          11.8 Severability.  In the event that any one or more of
the provisions of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remainder of the provisions of this Agreement shall not in any way be affected.

          11.9 Waivers. A written waiver, or successive written waivers, by either party of any breach or default by the other party of any of the terms and provisions of this Agreement, shall not operate as a waiver, or custom of waiver, of any other breach or default, whether similar to or different from the breach or default waived. No waiver shall be effective unless in writing and signed by the party to be charged.



Alfa International Corp                               Employee
a New Jersey corporation





By_________________________             By:________________________
     Frank J. Drohan                         Charles P. Kuczynski
     President





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